Exhibit 10.2

RIMAGE CORPORATION

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

PARTICIPANT:	Sherman L. Black

AWARD DATE:	April 1, 2009

SHARES OF RESTRICTED STOCK:	10,000

RESTRICTED PERIOD:	From April 1, 2009 until January 1, 2010

LAPSE OF RESTRICTIONS:	Restrictions on the Restricted Stock lapse on January 1, 2010

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of the Award Date set forth above, by and between Rimage Corporation, a Minnesota corporation (the “Company”), and the Participant named above (“Participant”) setting forth the terms and conditions of an award of Restricted Stock granted to “Key Employees” pursuant to Section 7.4 of the Rimage Corporation 2007 Stock Incentive Plan (the “Plan”).

Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.

1.         Grant of Restricted Stock. In accordance with the terms of the Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to Participant the number of shares of Restricted Stock set forth above. “Restricted Stock” means shares of the Company’s common stock (the “Shares”) subject to the Restrictions set forth in Section 3 of this Agreement.

2.         Certificates for Shares. Certificates evidencing Restricted Stock shall be deposited with the Company to be held in escrow until such Shares are released to Participant or forfeited in accordance with this Agreement. Participant shall, simultaneously with the delivery of this Agreement, deliver to the Company a stock power, in blank, executed by Participant. If any shares of Restricted Stock are forfeited, the Company shall direct the transfer agent of the Shares to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such shares of Restricted Stock and the Shares represented thereby shall have the status as authorized but unissued Shares.

3.         Restrictions. During the Restricted Period as set forth above and subject to earlier termination of the Restricted Period or forfeiture of the Restricted Stock, the Restricted Stock, and all rights with respect to the Restricted Stock, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 4 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as “Restrictions”), but Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on the Restricted Stock.

4.         Forfeiture of Restricted Stock.

(a)        Termination of Employment. If Participant’s employment with the Company and/or a subsidiary of the Company terminates during the Restricted Period for any reason, including, but not limited to death, Disability or Retirement, the Restricted Stock shall be forfeited to the Company without payment of any consideration therefor as of the date of such termination unless the Committee determines that the Restricted Stock of Participant shall vest as of the date of such termination.

(b)        Change in Control. Notwithstanding any other provision of this Agreement and except as provided in the Plan, if there is a Change in Control of the Company during the Restricted Period and if the agreements effectuating the Change in Control do not provide for the assumption or substitution of the Restricted Stock, the Restrictions shall lapse on the Restricted Stock to the extent such Restrictions have not already lapsed pursuant to Section 5.

5.         Lapse of Restrictions. Except as provided in Section 4, the Restrictions on the Restricted Stock granted under this Agreement shall lapse as to the number of shares of Restricted Stock and on the dates stated above under “Lapse of Restrictions.” Upon lapse of the Restrictions in accordance with this Section, the Company shall, as soon as practicable thereafter, deliver to Participant a certificate for the Shares with respect to which such Restrictions have lapsed.

6.         Non-Transferability. Neither the Restricted Stock nor this Agreement nor any interest in the Shares or this award may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Restrictions have not lapsed as to any share of Restricted Stock and the Shares have not been delivered in accordance with the Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void.

7.         Successors and Heirs. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of Participant’s death, any Shares to which Participant may become entitled pursuant to this Agreement or the Plan will be delivered to his or her heirs or personal representative in accordance with the terms of the Plan.

8.         Governing Law. This Agreement and any matter relating to the Restricted Stock will be construed, administered and governed in all respects under and by the applicable laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement, the Plan, the award of Restricted Stock or the Restricted Stock to the substantive law of another jurisdiction.

9.         Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require Participant to remit to the Company, as a condition precedent for the delivery by the Company of the Shares deliverable upon lapse of Restrictions, an amount in Shares or cash sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the grant, lapse of the Restrictions or settlement of the Restricted Stock. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. To the extent that Participant is an Insider, satisfaction of withholding requirements by having the Company withhold Shares may only be made to the extent that such withholding of Shares (a) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (b) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. The Company may also deduct from any award under the Plan payment of any other amounts due by Participant to the Company.

10.       Plan Controls. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan. In accordance with the Plan, all decisions of the Committee shall be final and binding upon Participant and the Company.

IN WITNESS WHEREOF, the Company and Participant have each executed and delivered this Agreement as of the date first above written.

RIMAGE CORPORATION
By:

Its:
PARTICIPANT:

Sherman L. Black